Exhibit 14.1

Employee CODE OF BUSINESS CONDUCT AND ETHICS

POLICY AND INTRODUCTION
LightPath Technologies’ (“LightPath” or the “Company”) policy is to operate within the letter and spirit of all applicable laws and regulations. LightPath's core purpose is to provide high-quality, optical-related products to all customers we serve at a fair price. The Company expects each employee to reflect this core purpose, and exercise the highest levels of integrity, ethics, and objectivity in actions and relationships that may affect the Company, or where the employee represents or negotiates on behalf of the Company. Employees must not misuse the authority or influence of their positions in these relationships. When there is doubt as to whether an action is appropriate, or whether it will cause embarrassment to the Company or its reputation, it should be avoided.

Employees who violate this policy are subject to severe disciplinary action, including termination of employment. Employees who know of violations must immediately report them to their appropriate supervisor and the Human Resource Manager, or they are also subject to severe disciplinary action. Any employee who reports a violation or a potential violation may, to the extent legally possible, remain anonymous. There will be no "retaliation" against individuals who report violations. Any employee with a question about a potential violation of law or the interpretation of this policy should contact the Human Resource Manager or the Chairman of the Audit Committee of the Board of Directors.

This policy must be regularly communicated to all officers and employees as appropriate via training at initial hire and the annual employee handbook revision. Every employee also is responsible for communicating this policy to outsiders with whom they work who transact business with the Company. The Company will make this policy publicly available on its website to assist in this communication.

SCOPE

This policy applies to all Company employees, including all officers. Each employee is responsible for compliance with this policy by his or her Family Members¹. As Company employees, the Company's Chief Executive Officer (CEO) and senior financial officers, including the Chief Financial Officer (CFO), Controller and others, are bound by the terms of this policy statement, but also are subject to specific policies set forth in the "Code of Ethics for CEO and Senior Financial Officers" attached as Appendix B. The members of the Company's Board of Directors are not subject to this Code, but instead are governed by the "Code of Business Conduct and Ethics for Members of the Board of Directors" that is attached as Appendix A.

¹Nasdaq Marketplace Rule 4200(a)(15) defines "Family Member" to include a person's spouse, parents, children, siblings, whether by blood, marriage or adoption and anyone residing in such person's home.

A.	Conflicts of Interest

Employees must avoid any conflict of interest with the Company. Whenever an employee believes a situation involves, or may reasonably be expected to involve, a conflict of interest with the Company, he or she should promptly advise the Company's Human Resource Manager.

A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interest of the Company. A conflict of interest can arise when an employee takes actions or has interests that may make it difficult to perform the Company's work objectively and effectively. Conflicts of interest also arise when an employee, or a Family Member, receives improper personal benefits as a result of the employee's position in the Company. This Code does not attempt to describe all possible conflicts of interest that could develop.

1.	Relationships with Suppliers.

a.
Relationships with suppliers of all goods and services to the Company must be on an "arms length" basis, reflecting a willing buyer and willing seller. Where possible and reasonably practicable, competitive bidding should be used, with supply decisions made on the basis of quality, price, availability and service. If the employee making the purchasing decision is a friend or relative of the supplier, or if the supplier is a former employee of the Company, the employee should disclose this information to the Human Resource Manger before effecting the transaction.

b.	Neither employees nor members of their immediate families may use a Company supplier for personal needs on other than an "arms length" basis.

c.	Gifts and Gratuities

i.
Meetings with vendors or suppliers may include an aspect of entertainment, provided the entertainment is of reasonable value and occasional frequency. The nature of meetings and entertainment should always be in good taste and not in conflict with the Company's values. The employee should maintain detailed receipts and records of these contacts and the business nature of the discussions on the appropriate expense reporting forms or other journals or business calendars.

ii.
No cash gift or gratuity or any kickback, free services or special favors from any vendor, supplier, contractor or agency may be solicited, requested or accepted. Gifts of a nominal value (defined as less than $25 individually or $100 in aggregate) may be accepted provided they have not been solicited and are not being made in return for a special consideration or decision.

iii.
Cabins, lodges, or other recreational retreat facilities owned or supplied by vendors, suppliers, contractors, or agencies may not be used for personal purposes, and under normal circumstances employees should not accept invitations to attend major sporting or public events if the employee's attendance is at substantial cost to suppliers and no significant business is expected to be conducted. Participation in supplier-sponsored seminars, meetings or activities at vendor-owned or supplied facilities and attendance at other smaller sporting events may be permitted with prior approval by the Company’s Human Resource Manager.

2.	Financial and Other Business Interests

a.	No employee or Family Member of an employee shall:

i.
own, directly or indirectly, any equity securities of a supplier or competitor, other than, for supplier or competitor companies traded on a major stock exchange, ownership of equity securities with a market value of less than $100,000;

ii.
loan or borrow any money to or from a supplier or competitor of the Company, or to or from officers or employees of a supplier or competitor of the Company. Loans and borrowings for this purpose include loan guarantees and giving of collateral to support such loans and borrowings;

iii.	be a director, employee, officer or agent of a supplier or competitor of the Company; or

iv.	own or be a partner in an optics-related company.

b.	Exempt employees may not be employed by another optics company.

c.
No executive officer of the Company shall hold a Board seat with any other company in the interests of the full devotion of his work time and attention to the Company. Waivers hereto shall be made only in compliance with Section H herein, requiring full and prompt disclosure to the Company’s shareholders.

B.	Corporate Opportunities

Employees are prohibited from (a) taking for themselves opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

C.	Confidentiality

Employees must not disclose any Company confidential or proprietary information or trade secrets to anyone, except as specifically authorized by management through Company policies, or when disclosure is required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

D.	Fair Dealing

Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

E.	Protection and proper use of Company assets.

All employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

F.	Compliance with laws, rules and regulations (including insider-trading laws).

All employees must comply at all times with all applicable laws, rules and regulations, including insider-trading laws. This policy does affirm the Company’s insider-trading policy attached hereto as Appendix D. This Code does not attempt to describe all possible laws, rules and regulations that must be followed. Some of the more common laws, rules and regulations applicable to our business are discussed below.

1.	Antitrust laws; Contacts with Competitors

No discussions, meetings, or arrangements with competitors are ever to be held on any subject that could possibly violate the antitrust laws, including laws related to price fixing, exclusive dealing, and others. It is the responsibility of each employee who has responsibility in areas affected by these laws to be sufficiently knowledgeable of the laws so as to avoid violations. No employee is ever authorized to violate these laws, and any question regarding the legal validity of an action should be directed to the Chairman of the Audit Committee.

2.	Undisclosed Commissions, Kickbacks, Bribes, etc.

No payment by an officer or employee which is in the nature of an undisclosed commission, kickback, or bribe to a third party for obtaining discretionary business, a contract, a competitive award, or otherwise bestowing a special favor is ever authorized by the Company. Likewise, no payment to any sales agent, consultant, or other independent third party with the intent or understanding that any part of such payment is to be used for any purpose or remitted to any other person or entity other than as described by the invoice or document supporting the payment is ever authorized by the Company. No deviation from this policy is authorized under any circumstance regardless of whether a payment may be legal under the laws of a foreign country.

3.	Political Contributions and Activities

Local, state, federal, and foreign laws vary as to the legality of contributing money or anything of value to any political party or organization, or to any candidate for public office. The Company's policy is to not use any Company funds for political contributions.

The Company encourages employees to be active participants in public affairs, to vote, and to support the party and candidates of their choice. Employees who choose to seek or hold public office, either by election or appointment, should consider any potential for actual or apparent conflict of interest, and should disclose their intentions to their supervisor and the Human Resource Manager in advance. If an employee or supervisor has any question about the propriety or legality of their action related to political activity or support and their role with the Company, the Human Resource Manager or the Chairman of the Audit Committee should be consulted.

G.	Reporting of illegal or unethical behavior.

The Company encourages the reporting of any illegal or unethical behavior. Employees should consult supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In addition, employees should report violations of laws, rules, regulations or the Code of Business Conduct and Ethics to appropriate personnel as indicated below. It is the Company's policy not to allow retaliation for reports made in good faith. The Sarbanes-Oxley Act of 2002 also specifically prohibits any publicly traded company like LightPath, or any of its employees, from discriminating against an employee who reports fraud in violation of a rule or regulation of the Securities and Exchange Commission or any provision of Federal law regarding fraud against shareholders.

The Company has a policy in place to address employee questions and complaints on a variety of Company and employee-related issues. Employees are encouraged to speak to their direct supervisor or manager about their problem or concern. If the employee is unable or uncomfortable speaking to their direct supervisor, they are encouraged to speak to a senior member of management or to the Human Resource Manager. To encourage reporting, in addition to the avenues outlined above, any concern can be addressed by contacting the Chairman of the Audit Committee of the Board of Directors. His contact information is provided in Appendix C.

The Company has adopted a special "Employee Complaint Procedure for Accounting and Auditing Matters," which is attached as Appendix C. Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company using these procedures without fear of dismissal or retaliation of any kind.

H.	Waivers of the Code of Business Conduct and Ethics.

Any waiver of this Code as regards actions by executive officers may be made only by the Board of Directors or by the Audit Committee of the Board of Directors and must be disclosed promptly to the Company's shareholders as may be required by applicable Securities and Exchange Commission rules or Nasdaq Marketplace Rules or listing standards.

In order to facilitate the initial review of perceived or actual violations of these policies, the Company has formed an Internal Ethics Committee with the role of reviewing situations of perceived or actual violation of these policies such that they may be resolved or forwarded to the Chairman of the Audit Committee of the Board of Directors for further guidance and review, including, if deemed necessary, the taking up of the questioned matter at the full Board level. The Internal Ethics Committee shall be made up of the Company’s Human Resource Manager, the Corporate Secretary and the Chief Executive Officer and is charged by the Board with dealing with matters brought to their attention in an expeditious and even-handed manner, periodically reporting all matters considered by them to Board attention in a summary fashion, and forwarding matters of seriousness or contention to the Chairman of the Audit Committee for appropriate handling.

I.	Failure to Comply; Compliance Procedures.

A failure by any employee to comply with the laws or regulations governing the Company's business, this Code or any other Company policy or requirement may result in disciplinary action, including termination of employment, and, if warranted, legal proceedings.

Appendix A: CODE OF BUSINESS CONDUCT AND ETHICS FOR  MEMBERS OF THE BOARD OF DIRECTORS
The Board of Directors (the "Board") of LightPath Technologies, Inc. (the "Company") has adopted this Code of Business Conduct and Ethics for members of the Board of Directors (the "Code "). This Code is intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Board or the Chairman of the Audit Committee, either of whom may consult with the rest of the Board or Committee, or with outside legal counsel as appropriate.

Directors who also serve as officers of the Company should read this Code in conjunction with the Company's other applicable Codes of  Business Conduct and Ethics.

1.
Conflicts of Interest. Directors must avoid any conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Chairman of the Board or the Chairman of the Audit Committee.

A "conflict of interest" can occur when a director's personal interest is adverse to - or may appear to be adverse to - the interests of the Company. Conflicts of interest also arise when a director, or a Family Member¹, receives improper personal benefits as a result of his or her position as a director of the Company.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.

•
Relationship of Company with third parties. Directors may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

•
Gifts. Directors and Family Members may not accept gifts from persons or entities who deal with the Company in any case where the gift has a value beyond what is normal and customary courtesy in the Company's business, or where acceptance of the gift could create the appearance of a conflict of interest.

¹Nasdaq Marketplace Rule 4200(a)(15) defines "Family Member" to include a person's spouse, parents, children, siblings, whether by blood, marriage or adoption and anyone residing in such person's home.

2.	Corporate Opportunities.

Directors are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities, provided, however, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, a director may do so.

3.	Confidentiality.

Directors should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company.

4.	Protection and Proper Use of Company Assets.

Directors must protect the Company's assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company's profitability. Directors must not use Company time, employees, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Chairman of the Board or Chairman of the Audit Committee unless such use is part of a compensation or expense reimbursement program available to all directors.

5.	Fair Dealing.

Directors shall deal fairly and oversee fair dealing by employees and officers with the Company's directors, employees, customers, suppliers and competitors. No director should take unfair advantage of any such persons through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

6.	Compliance with laws, rules and regulations.

Directors shall comply, and oversee compliance by employees, officers and other directors, with laws, rules and regulations applicable to the Company, including insider-trading laws.

7.	Waivers of the Code of Business Conduct and Ethics.

Any waiver of this Code may be made only by the full Board and must be promptly disclosed to the Company's shareholders.

8.	Encouraging the reporting of any illegal or unethical behavior.

Directors should promote ethical behavior and take steps to ensure the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations or the Company's Employee Code of Business Conduct and Ethics to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.

9.	Failure to Comply; Compliance Procedures.

A failure by any director to comply with the laws or regulations governing the Company's business, this Code or any other Company policy or requirement may result in removal from the Board of Directors, and, if warranted, legal proceedings.

Directors should communicate any suspected violations of this Code promptly to the Chairman of the Board or the Chairman of the Audit Committee. Alleged violations will be investigated by the Board or by the Board's designee(s) and appropriate action will be taken in the event of any violations of the Code.

Approved by the Board of Directors on May 3, 2004

Appendix B: CODE OF BUSINESS CONDUCT AND ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS
The Company has a Code of Business Conduct and Ethics that includes provisions relating to honest and ethical conduct, including the handling of actual or apparent conflicts of interest and compliance with applicable laws, rules and regulations. The Code of Business Conduct and Ethics applies to all Company employees. As a supplement to that Code, the Company's Chief Executive Officer (CEO), and the Company's Chief Financial Officer (CFO), principal accounting officer, Controller, Accounting Manager and persons performing similar functions ("Senior Financial Officers"), are subject to the following additional specific policies:

1.
The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Chairman of the Audit Committee of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Company's Audit Committee in fulfilling its responsibilities as specified in its Charter.

2.
The CEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3.
The CEO and each Senior Financial Officer shall promptly bring to the attention of the Chairman of the Board or the Chairman of the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4.
The CEO and each Senior Financial Officer shall promptly bring to the attention of the Chairman of the Board or the Chairman of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.
The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Employee Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company's Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6.
The Company will disclose the nature of any amendment (other than technical, administrative or other non-substantive amendments) to, or waiver or implicit waiver from, this Code of Ethics for the Company's CEO and Senior Financial Officers as may be required by applicable rules of the Securities and Exchange Commission, Nasdaq Marketplace Rules, or Nasdaq listing standards.

Approved by the Board of Directors on May 3, 2004

Appendix C: EMPLOYEE COMPLAINT PROCEDURE FOR ACCOUNTING AND
AUDITING MATTERS

Any employee of LightPath Technologies, Inc. or any of its subsidiaries (collectively, the “Company”) may submit a good faith complaint regarding accounting or auditing matters to Company management without fear of dismissal or retaliation of any kind. The Company is committed to compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Audit Committee of the Company’s Board of Directors will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Employee Complaints

•	Employees with concerns regarding Accounting Matters may report their concerns to the Chairman of the Audit Committee of the Company.

•	Employees may forward complaints on a confidential or anonymous basis to the Chairman of the Audit Committee through e-mail or regular mail to:

Louis Leeburg, Chairman of the Audit Committee of the Board of Directors
c/o Mr. Jeff Decker
Baker & Hostetler
200 South Orange Ave., Suite 2300
Orlando, FL 32802

Email: accountingmatters@lightpath.com

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any Company financial statement;

•	fraud or deliberate error in the recording and maintaining of the Company’s financial records;

•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the Company’s financial records, financial reports or audit reports; or

•	deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

•
Upon receiving a complaint, the Audit Committee will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

•
Complaints relating to Accounting Matters will be investigated and reviewed under Audit Committee direction and may include the use of outside counsel in the process as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

•
The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of the employee in making a good faith complaint regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

•
The Chairman of the Audit Committee will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report for the Audit Committee and full Board of Directors. Complaints determined by the Chairman of the Audit Committee to be material in nature will be reported to the full Board immediately.

Approved by the Board of Directors, May 3, 2004

Appendix D: GUIDE FOR TRADING IN SECURITIES BY OFFICERS AND
DIRECTORS

This Guide explains the rules and regulations of the Securities and Exchange Commission applicable to your ownership, control and trading of LightPath Technologies, Inc., (“LightPath”) securities and includes LightPath’s policies relating to LightPath securities held by designated executive officers and directors of LightPath and its subsidiaries.

Part 1 of this Guide deals in general terms with the various rules applicable to you under Section 10(b) and Section 16 of the Securities Exchange Act of 1934 as well as Rule 144 under the Securities Act of 1933.

Part II deals with the legal requirements and those procedures of LightPath that relate to these securities law rules.  Also covered is the assistance that will be afforded to you by LightPath in meeting your periodic filing obligations.

For clearance of any proposed transaction call our CFO at (407) 382-4003.  For information or assistance on any of the matters set forth in this Guide, feel free to call our Board Chairman or CFO.

CURRENT “DIRECTORS” AND “EXECUTIVE OFFICERS”

Presently, LightPath has seven elected members of its Board of Directors.  There are currently six persons designated as LightPath “officers” for Section 16 purposes.  The following is a list of current directors and Section 16 officers of LightPath and will automatically be updated as changes occur (as of January 1, 2009):

Directors of LightPath:
Robert Ripp
Sohail Khan	Steve Brueck
Louis Leeburg	Gary Silverman
Jim Gaynor

Executive Officers of LightPath:
Jim Gaynor	Dorothy Cipolla

SECURITIES LAW GUIDE: PART I

This policy is adopted to make the directors, officers and other associates of LightPath and its subsidiaries and affiliates aware of the public policy and the requirements of the securities laws, and of their responsibilities in safeguarding the confidentiality of information and in trading in LightPath securities.

LightPath has committed itself to compliance with all laws governing the conduct of LightPath’s business, and to conduct that business in accordance with high ethical standards.  It is important that directors, officers and other associates of LightPath avoid even the mere appearance of improper conduct in dealing with material inside information and in trading in LightPath securities.  We have all worked hard over the years to establish our reputation for integrity and ethnical conduct.  We do not want to have it damaged.

SECTION 10(b) AND RULE 10b-5: TRADING ON INSIDE INFORMATION

Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 prohibit a person from buying or selling a company’s securities on the basis of material information about the company not known to the general public.  Information is “material” if there is a reasonable likelihood that an investor would be influenced by the information in deciding whether to buy, sell or hold securities.  Trading in LightPath securities while in possession of material non-public information, even if the trade would have been made absent such information, may result in both civil and criminal liability.  In addition, even though you do not trade in LightPath securities, as an insider you may incur liability for passing material information to others who trade in LightPath securities.

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA), an individual who trades in his/her company securities while in possession of material information not generally known is subject to civil and criminal sanctions.  In addition, the company itself is subject to fines if it fails to take measures to prevent its employees from engaging in insider trading.  ITSFEA also exposes those who trade on inside information to lawsuits by the trading public.

The criminal and civil sanctions of ITSFEA are substantial.  Individuals who trade on inside information or who provide (i.e., “tip”) information to others are subject to:

(i)	a civil penalty of up to three times the profit gained or loss avoided;

(ii)	a criminal fine (no matter how small the profit) of up to $1 million; and

(iii)	a jail term of up to ten years.

EMPLOYEE POLICY

Under the LightPath insider trading policy, no employee of LightPath or any of its subsidiaries will be permitted to trade in LightPath securities, or in securities issued by any of LightPath’s customers or suppliers, if the trade is motivated by the desire to gain a profit or avoid a loss based upon knowledge of material non-public information.  That information need not be about LightPath; it can be information about a customer or supplier if the information is material and confidential and is obtained in the course of employment at LightPath or any of its subsidiaries.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exceptions.  Even the appearance of an improper transaction must be avoided.  The restrictions contained in this policy apply to spouses and minor children of employees, as well as to others living in their household.  Employees are expected to be responsible for compliance under the policy by their immediate family and personal household.  Furthermore, employees must not (i) pass the confidential information on to others or (ii) advise others to buy or sell, even though they do not actively pass on the confidential information.  An employee may be subject to the penalties described above whether or not the employee derives any benefit from another’s actions.

Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities and would include any information that could reasonably affect the price of the securities.  Common examples of information that may be regarded as material are:  projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; the gain or loss of a substantial customer or vendor; and anything else that might have a meaningful effect on LightPath’s financial statements or on the public’s perception of LightPath.  Both positive and negative information can be material.

Securities transactions that become the subject of scrutiny will be viewed after-the-fact with the benefit of hindsight.  Before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.  If you have any doubts, you should contact our CEO or CFO prior to engaging in a transaction.

SPECULATIVE TRADING

It is improper and inappropriate for any director, officer or other associate of LightPath to engage in short-term or speculative transactions involving LightPath securities.  It is LightPath’s policy that such persons should not engage in any of the following activities with respect to LightPath securities.

1 .
Trading in securities on a short-term basis.  Any LightPath security purchased must be held for a minimum of six months and ideally longer.  This rule does not apply to the “net exercise” of stock options or to similar transactions in which the proceeds from the sale of shares are used to pay the option exercise price.  Please be aware, however, that shares acquired upon exercise of stock options are subject to the profit recovery rules under Section 16 of the Securities Exchange Act of 1934 (as described below).  Accordingly, the sale of such shares could trigger a Section 16 violation if the sale occurs within six months of a non-exempt purchase of shares

2.	Purchases of LightPath securities on margin.

3.	Short sales.

4.	Buying or selling puts or calls.

The Company recognizes that directors, officers and associates of LightPath may from time to time enter into collar arrangements and similar hedging transactions in involving LightPath securities, particularly in connection with extraordinary corporate transactions.  This type of collar arrangement or similar hedging transaction may be permissible, depending upon the specific facts and circumstances of each such particular transaction.

DESIGNATED OFFICERS AND DIRECTORS

See Part II of the insider trading policy and related procedure and clearance requirements for designated officers and directors.

SECTION 16

GENERAL

Under Section 16 of the Securities Exchange Act of 1934, any profit realized by an officer or director from any non-exempt purchase and sale (or sale and purchase) of LightPath securities that occurs within a period of less than six (6) months belongs to and is recoverable by LightPath.  Unlike liability for insider trading, Section 16 liability for profits is automatic and does not depend upon the possession or use of material non-public information.  For example, regardless of the circumstances, open market purchases and sales of LightPath securities occurring within a six-month period will be matched against each other and any profit resulting from that matching will belong to LightPath.  Certain types of transactions that are exempt from profit recovery under Section 16 are discussed below.

Each designated officer and each director of LightPath is required to file certain reports with the Securities and Exchange Commission under Section 16.  Timeliness in filing the required reports is critical.  Untimely filing results, at the least, in disclosure of that fact in LightPath’s annual proxy statement.  The filing requirements and the related LightPath procedures are discussed in Part II.

SECURITIES COVERED BY SECTION 16

Section 16 applies to “equity securities,” which, in general, consist of stock and “derivative” securities (i.e., securities that give the holder a right to acquire stock, such as warrants).  LightPath’s common shares are “equity securities” and warrants and stock options are examples of “derivative” securities for Section 16 purposes.

The provisions of Section 16 apply to all LightPath equity securities “beneficially owned” by you, even if the securities are not registered in your name.  Beneficial ownership is based upon whether you have or share a direct or indirect “pecuniary interest” in the subject LightPath securities, which means a direct or indirect opportunity to profit from transactions in the securities.  LightPath securities held of record by a brokerage firm or bank as nominee for you (usually said to be held in “street name”) are considered to be beneficially owned by you.  You also are generally considered to be the beneficial owner of any securities held by your spouse, your minor children and other members of your immediate family residing with you (unless you expressly disclaim beneficial ownership thereof).  In addition, securities held by a trust or other entity may be considered to be beneficially owned by you if you or members of your immediate family have certain relationships with or interests in the trust or other entity, including acting as a trustee or being a beneficiary thereunder.

STOCK OPTION AND OTHER EMPLOYEE PLAN TRANSACTIONS

With respect to stock options, there are three principal events that involve attention to SEC rules:  (i) the stock option, (ii) the stock option exercise, and (iii) the sale of the shares acquired upon exercise of the stock option.  Each must be separately considered for Section 16 purposes.

The grant of a stock option is exempt from the profit recovery provisions of Section 16 provided certain requirements are met.  The grant of a stock option under LightPath’s Omnibus Incentive Plan (the “Option Plan”) meets the applicable requirements and thus is exempt from Section 16 profit recovery.  The exercise of a stock option is also exempt from the profit recovery provisions of Section 16.  In addition, if you use previously held common shares to exercise an option (a so-called “stock swap”), or have common shares withheld to satisfy tax withholding requirements in a stock option exercise, the surrender or withholding of the shares is exempt from the profit recovery provisions of Section 16.

You should be aware, however, that the sale of shares that were acquired by exercising a stock option is not exempt from the profit recovery provisions, Accordingly, the sale of such shares could trigger a Section 16 profit recovery if the sale occurs within six months before or after a non-exempt purchase of shares.

Although stock option grants and stock option exercises under the Option Plan are exempt from profit recovery under Section 16, they must be reported under the Section 16 reporting provisions.  See Part II for the reporting procedure.

Transactions in securities indirectly held for you in certain types of employee benefit plans are covered by Section 16, but are exempt from the profit recovery provisions if certain requirements are met.  However, such transactions must be reported.  See Part II for the reporting procedure.

WARRANTS

As with stock options, there are three key events concerning stock purchase warrants that require attention to Section 16 rules:  (i) the acquisition of the warrant, (ii) the exercise of the warrant and (iii) the sale of the shares acquired by the warrant exercise.

The acquisition of a warrant is subject to the profit recovery provisions of Section 16.  All warrant acquisitions must be reported on Form 4 for the month in which the acquisition occurred.  The exercise of an in-the-money warrant is exempt from the profit recovery provisions of Section 16 but must be reported on Form 4.  The sale of shares that were acquired by the warrant exercise is not exempt from the profit recovery provisions, and such a sale would be matched with any non-exempt purchase occurring within six months before or after the sale.  See Part II for more information on the reporting procedure.

In the event that your warrants expire out-of-the-money or if you wish to sell unexercised warrants, please consult our CFO regarding your Section 16 obligations.

GIFTS

As long as a gift of shares is bona fide, it is an exempt transaction and thus not subject to the Section 16 profit recovery provisions.  However, you could be exposed to Section 16 liability if you make a gift of shares to a family member or related entity and that donee sells the shares within six months.  Thus, except in the case of gifts of shares to a public charity, it is recommended that you have an understanding with the donee to obtain your clearance prior to a sale of any gifted shares.  Although exempt from profit recovery under Section 16, gifts must be reported.  Again, see Part II for the reporting procedure.

RULE 144

Sales of LightPath’s securities by its “affiliates” are subject to specific regulations under the federal securities laws.  Rule 144 under the Securities Act of 1933 provides a “safe harbor” procedure under which certain sales by affiliates are permitted.  Each officer and director is deemed to be an “affiliate” and thus each officer and director should comply with Rule 144 when selling common shares held either directly or beneficially.

To comply with Rule 144, the sale of securities must be made in normal brokers’ transactions (or in transactions directly with a “market maker”).  Further, Rule 144 places limitations on the number of common shares that may be sold under the safe harbor rule.  Generally, the number of common shares that may be sold in any three-month period is the greater of (i) 1% of outstanding common shares (currently, 1% of outstanding common shares is approximately 33,000 shares) or (ii) the average weekly reported volume of trading in the four calendar weeks preceding the sell order for the transaction.  There are specific rules relating to the calculation of sales under this volume limitation of Rule 144, and such rules may have the effect of attributing to you, for purposes of computing the volume limitation, sales of shares held by others, such as donees.  Please see page 13 for a discussion on Rule 144 procedures.

- END OF PART I -

SECURITIES LAW GUIDE: PART II

This Part II deals with LightPath’s procedures when a designated officer or director engages in a transaction involving LightPath’s common shares.

PROCEDURE FOR TRADING BY LIGHTPATH OFFICERS AND DIRECTORS TO INSURE COMPLIANCE WITH INSIDER TRADING LAWS

Prior Clearance Required

Under LightPath’s insider trading policy, all purchases and sales of LightPath common shares by an officer or director must be cleared in advance.  Our CFO has been designated as the person to call for clearance.  See attached form to complete when you intend to exercise.  As previously discussed and in accordance with our insider trading policy for employees, under no circumstances can a trade be made while in possession of material inside information.

When Trades May Be Made -- The “Window Periods”

The Board has adopted the rule that open-market purchases and sales of LightPath’s common shares by designated executive officers and directors will be approved only in each of the four periods beginning three days after the earnings release following the end of LightPath’s fiscal quarter and ending with the commencement of a black-out period specified below (each a so-called “window period”).  Please see the table below for the approximate timing of “window periods” which has been provided in order to assist you in complying with this rule.  Please provide this information to your broker so you are not in the position of unknowingly having open-market purchases and/or sales made on your behalf outside the designated window periods.

When Trades Cannot Be Made -- The “Black Out Periods”

The Board has adopted the rule that open market purchases and sales of LightPath’s common shares by designated executive officers and directors will not be approved in each of the four periods beginning on the last day of the month in which LightPath’s fiscal quarter ends and ending two days after the earnings release following the end of LightPath’s fiscal quarter (each a so-called “black out period”).  The rationale behind these black out periods is that approximately at the end of the fiscal quarter, company insiders may possess non-public quarterly financial information; and until such quarterly financial information will have been released to and disseminated by the open market the black out period is in force.  Additional “black out periods” may be established by LightPath management from time to time in connection with any non-routine action or event affecting LightPath.

Guide for Insider Trading Table

“Black Out Periods”	“Window Periods”
March 31– 2 days after PR	3 days after PR – June 29
June 30 – 2 days after PR	3 days after PR – Sept. 29
Sept. 30 – 2 days after PR	3 days after PR – Dec. 30
Dec. 31 – 2 days after PR	3 days after PR – March 30

For purposes of the preceding table, “2 days after PR” and “3 days after PR” means 2 or 3 business days, as applicable, following LightPath’s public issuance of a press release announcing financial results for the most recently ended fiscal period.

Policy Waivable Only By Specified Persons

The policy as to open-market purchases and sales being made only during a “window period” may be waived on a case-be-case basis by our CEO, with consultation from the Company’s counsel if needed, upon a showing of unusual circumstances satisfactory to such officer, and otherwise acceptable to LightPath’s legal counsel from the perspective of being in compliance with legal requirements.

Attached is an application form to be submitted for hardship trades to be considered.

Discipline

LightPath considers compliance with this policy to be a matter of great importance.  Anyone acting contrary to the letter or spirit of this policy will be subject to discipline, including possible dismissal.  LightPath will seek restitution for any losses that it may suffer as a result of such violations.

SECTION 16 REPORTING

The SEC Forms

There are three forms that are used to report transactions that are covered by Section 16 of the Securities Exchange Act of 1934 as amended:

Form	Time For Filing	Number of Copies and Where Filed

FORM 3	Within 2 days after the time when the person first becomes a designated executive officer or becomes a director of LightPath.	The Company will file for you via the EDGAR system.

Form 4
Within 2 days of the date in which a non-exempt transaction* has occurred.  This Form is also used to “exit” the Section 16 reporting system and is to be filed in the event of retirement, resignation, etc.

*Such as an open market purchase or sale.
Same as for Form 3, above.

Form 5
This form, in effect, is an annual report that must be filed by February 14 following the close of LightPath’s fiscal year and sets forth all items not previously reported, including exempt transactions.
Same as for Form 3, above.

Early Filing Note -- Certain exempt transactions that normally would be reported in the annual Form 5 filing (such as gifts) may be voluntarily reported early in a Form 4 filing.  This is recommended as a more efficient method of complying with the filing requirements.  It will be LightPath’s practice, on your behalf, to report such transactions early on Form 4 to the extent possible under the circumstances.

LightPath Assistance Procedure

Timeliness and accuracy in filing the required reports under Section 16 are critical.  Although compliance with Section 16 requirements is the legal responsibility of each officer and director, due to the importance of timely and accurate filing of required reports, LightPath has adopted certain procedures to assist you with your filing obligations:

1.	If you have not already done so, you will be asked to execute a power of attorney authorizing our CEO or CFO to execute and file appropriate Forms 4 (and the annual Form 5) on your behalf.

2.	You are required to contact our CFO promptly following the any trade, even if unapproved, made in error or otherwise made in violation of this policy.

3.
Our CFO will confirm whether a Form 4 filing will be required or should be filed voluntarily for the subject month, based upon the review with you.  If a filing is appropriate, a completed From 4 will be forwarded for your review.

4.
You are asked to confirm the accuracy of Form 4 with our CFO by the close of business within 24 hours after the trade has been executed (not settled).  If such confirmation has not been received by that time, our CEO or CFO will execute in your name the Form 4 sent to you and have it filed on a timely basis.

PROCEDURE FOR RULE 144

Most securities brokers are familiar with Rule 144 and its requirements.  However, the officer or director desiring to sell securities should be certain his broker is familiar with Rule 144.

A Form 144 is required if more than 500 shares or shares valued at more than $10,000 are sold during any three-month period.  Three copies, one of which must be manually signed, must be filed with the SEC and one copy must be filed with NASDAQ’s Market Surveillance Department.  Your broker should be able to assist you with the filing.  Form 144 should be filed concurrently with the placing of your “sell order” with your broker.

Your broker is likely to request a copy of Form 144 and a Rule 144 representation letter.  Such representation letters should be read carefully before they are signed to ensure that the representations made are accurate.

- END OF PART II -

 LightPath Technologies, Inc.
APPLICATION AND APPROVAL FOR TRADING BY SECTION 16 INDIVIDUALS AND KEY EMPLOYEES IN HARDSHIP SITUATIONS

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Reason(s) for Trading:

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION

While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:

•	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•	Company projections and strategic plans.
•	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•	Major discoveries or significant changes or developments in products or product lines, research or technologies.
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•	Significant pricing changes.
•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•	Significant changes in senior management.
•	Significant labor disputes or negotiations.
•	Actual or threatened major litigation, or the resolution of such litigation.

CERTIFICATION

I, ____________________________, hereby certify that I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s “Guide for Trading in Securities by Officers and Directors”) and (ii) to the best of my knowledge , the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933.  I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date

REVIEW AND DECISION

The undersigned hereby certifies that the CEO has reviewed the foregoing application and  ____ APPROVES  ____ PROHIBITS the proposed trade(s).

CEO	Date